Tenable Announces Share Repurchase Program

COLUMBIA, Md. (November 27, 2023) — Tenable Holdings, Inc. ("Tenable") (Nasdaq: TENB), the Exposure Management company, today announced that its Board of Directors has approved the repurchase of up to an aggregate of $100 million of its Common Stock.

“We believe that the repurchase program is a good investment of available funds generated from increased operating margins and unlevered free cash flow and underscores our commitment to enhancing stockholder value,” said Steve Vintz, chief financial officer, Tenable.

Tenable may purchase shares in the open market, in privately negotiated transactions or in such other manner as determined by Tenable, including through repurchase plans complying with the rules and regulations of the Securities and Exchange Commission. The authorization has no expiration date.

About Tenable
Tenable® is the Exposure Management company. Approximately 43,000 organizations around the globe rely on Tenable to understand and reduce cyber risk. As the creator of Nessus®, Tenable extended its expertise in vulnerabilities to deliver the world’s first platform to see and secure any digital asset on any computing platform. Tenable customers include approximately 60 percent of the Fortune 500, approximately 40 percent of the Global 2000, and large government agencies. Learn more at tenable.com.

Media Contact:
Tenable
tenablepr@tenable.com

Forward-Looking Statements
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